Exhibit 99.1

Valion Appoints Life Sciences Veteran Dean Zikria as Interim CEO and Announces Board Leadership Transitions

Leadership changes strengthen alignment and execution as Company advances Entolimod and evaluates strategic, commercial and government opportunities

SAN ANTONIO, TX – September 23, 2026 – Valion Bio, Inc. (Nasdaq: VBIO) (“Valion” or the “Company”), a clinical-stage biopharmaceutical company, today announced decisive changes to its executive leadership team and Board of Directors (the “Board”). These leadership transitions are intended to strengthen organizational alignment and support focused execution as Valion advances its Entolimod and other development programs and evaluates strategic opportunities.

Dean Zikria, a current member of the Board, has been appointed Interim Chief Executive Officer (“CEO”). In this role, Mr. Zikria will oversee Valion’s strategic priorities, including accelerating the clinical advancement of Entolimod and aggressively pursuing commercial and government partnerships.

Mr. Zikria brings a compelling blend of scientific innovation, pharmaceutical commercialization and emerging biotech experience to Valion’s next phase of growth. His career began at Columbia University Medical Center, where he co-invented novel therapeutics studied for potential applications in traumatic brain injury, hemorrhagic shock and battlefield medicine, and later included seven years at Pfizer, where he held strategy and business development roles within its $7 billion U.S. cardiovascular business, supporting a portfolio that included LIPITOR®, then the world’s best-selling drug. Today, he remains at the forefront of emerging biotechnology as an advisor and selection committee member for UC Berkeley’s SkyDeck accelerator, evaluating new therapeutic technologies and advising early-stage companies on R&D strategy, financing, leadership and commercialization.

Lisa Wolf will continue to serve as Valion’s President, Chief Operating Officer and Chief Financial Officer, leading the Company’s financial and operational functions and reporting to Mr. Zikria.

Valion also announced that Thomas Jensen has been appointed Chair of the Board and Chair of its Compensation Committee. He succeeds Sheryle Bolton, who has stepped down from the Board and its committees. In addition, Jared Malbin has been appointed Chair of the Board’s Audit Committee.

“On behalf of the Board, I want to thank Sheryle for her leadership, service and many contributions to Valion,” said Mr. Jensen. “These transitions establish clear accountability and strengthen alignment between our Board and management team as Valion enters an important stage of its development. Dean’s familiarity with the Company, its programs and its strategic priorities provides continuity while sharpening our focus on disciplined capital allocation, operational execution and long-term shareholder value.”

“Dean brings the experience, judgment and strategic perspective needed to lead Valion during this next phase,” Mr. Jensen continued. “The Board looks forward to working closely with him and the broader management team as the Company advances Entolimod, evaluates high-potential opportunities and works toward milestones that could create meaningful value for patients and shareholders.”

“I am honored to assume this expanded role at an important point in Valion’s evolution,” said Mr. Zikria. “Valion has promising development programs and a dedicated team working to translate the Company’s science into meaningful outcomes. My immediate priorities are to work closely with Lisa and the rest of our team to maintain momentum, sharpen execution and concentrate our resources on Entolimod and the opportunities we believe offer the greatest potential to create lasting value.”

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About Valion Bio, Inc.

Valion Bio, Inc. (Nasdaq: VBIO) is developing biologics that activate innate immune pathways for cytoprotection and modulate immune responses in conditions driven by radiation, disease and immune dysregulation.

The Company’s lead candidate, Entolimod, is being developed as a potential medical countermeasure for Acute Radiation Syndrome and has been evaluated in animal models under the U.S. Food and Drug Administration’s (“FDA”) Animal Rule, which allows the Agency to approve new drugs and biological products based on animal efficacy studies when human clinical trials are not ethical or feasible, such as in the case of acute radiation exposure. Entolimod is a novel Toll-like Receptor 5 agonist designed to activate NF-κB signaling pathways associated with cellular protection, tissue recovery and immune response. The product candidate has received Fast Track and Orphan Drug designations from the FDA.

Valion is also advancing Entolasta, a next-generation TLR5 agonist designed for potential use in broader therapeutic applications, including oncology supportive care. The Company’s pipeline includes potential programs in neutropenia and immune dysfunction.

Valion’s wholly owned subsidiary, Velocity Bioworks, is a biologics contract development and manufacturing organization providing development and manufacturing services to Valion to support its internal pipeline, with the objective of increasing manufacturing control, reducing costs, accelerating development timelines and strengthening domestic supply-chain security.

For more information, visit www.valionbio.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Valion’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the continued listing of the Company’s common stock on the Nasdaq Capital Market; and the Company's ability to maintain compliance with applicable listing standards on the Nasdaq Capital Market. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Valion’s actual results to differ from those contained in the forward-looking statements, see Valion’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, under the heading "Risk Factors"; as well as the Company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Valion undertakes no duty to update such information except as required by applicable law.

Investor and Media Contact

Stephen Kilmer

(646) 274-3580

stephen.kilmer@valionbio.com

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